PRESS RELEASE

FOR IMMEDIATE RELEASE

For Further Information:

Contact:
John T. Connor
Chairman of the Board
402-474-4800
     or
Jeffery L. Fuller
President
402-474-4800

                      TRANSCRYPT ANNOUNCES LETTER OF INTENT
                          TO ACQUIRE EF JOHNSON COMPANY


JUNE 12, 1997....Transcrypt International, Inc. (NASDAQ symbol TRII) today announced it has signed a letter of intent to acquire EF Johnson Company (EFJ), a leading developer and manufacturer of wireless communications products. EFJ, a privately-held Company with operations in Waseca, MN, had 1996 revenues of $79.3 million.

Transcrypt, which went public in January 1997 had 1996 revenues of $13.8 million. The Company based in Lincoln, is a fast growing developer/manufacturer of information security and wireless communications products. The letter of intent contemplates the acquisition of substantially all assets and the assumption of certain liabilities of EFJ for total consideration of $34 million.

Among other terms, the proposed acquisition calls for total consideration of approximately $34 million to be paid in cash or debt assumed at closing. However, in connection with the letter of intent, Transcrypt and EFJ have entered into arrangements which include:

         Transcrypt providing a $2 million letter of credit, and EFJ entering into a licensing agreement providing Transcrypt with certain intellectual properties of EFJ as the first step toward acquiring substantially all of EFJ's assets

"I am very pleased at the prospect of combining these two fine companies," said John T. Connor, Chairman of Transcrypt. "We have great respect for EFJ's dedicated management and personnel and believe they would make significant contributions to the growth and development of the Company.

"However, at this time, we have only entered into a letter of intent and we must work diligently toward achieving the proposed acquisition. The entire process is subject to, among other things, completion of the due diligence process by both firms, the negotiations and execution of the definitive acquisition agreement, approval by the Board of Directors of both companies and, of course, government approval," Connor pointed out.

                                                                         MORE...

Jeffery L. Fuller, President of Transcrypt added: "This combination would make us a strong competitor in the Land Mobile Radio ("LMR") industry and particularly the APCO 25 digital radio market segment where Transcrypt is already playing a leading role.

"EF Johnson has a demonstrated expertise in wireless radio systems and a long-standing well-deserved reputation among LMR users especially in the APCO public safety radio market. The proposed acquisitions would give Transcrypt the potential for significant growth in LMR sales, distribution and manufacturing thanks to EFJ's 820 dealer sales and service locations and its large base of loyal customers worldwide.

"The combined companies would enhance Transcrypt's ability to enter additional markets and expand market penetration worldwide for its core voice privacy and information security products.

In addition, our expertise in digital signal processing technology together with EFJ's strengths in designing and building RF and trunking systems would expand our ability to provide complete offerings of digital APCO 25 product lines and systems," Fuller concluded.

         EF JOHNSON COMPANY FOUNDED IN 1923 BY EDGAR F. JOHNSON IN WASECA, MINNESOTA, WAS ONE OF THE FIRST DEVELOPERS OF TWO-WAY RADIO SYSTEMS. TODAY, THE COMPANY HAS 650 EMPLOYEES, BASED AT ITS WASECA, MINNESOTA MANUFACTURING, ADMINISTRATIVE AND RESEARCH AND DEVELOPMENT COMPLEX, AND IN SALES AND MARKETING OFFICES IN BURNSVILLE, MINNESOTA, MIAMI, FLORIDA, BUENOS AIRES, ARGENTINA, SAO PAULO, BRAZIL AND HONG KONG. IN 1996, EF JOHNSON HAD SALES OF $79.3 MILLION AND A LOSS FROM OPERATIONS OF $9.2 MILLION. IN THE FIRST QUARTER OF 1997, THE COMPANY HAD SALES OF $21.8 MILLION AND A PROFIT FROM OPERATIONS OF $102,000.

         TRANSCRYPT INTERNATIONAL, INC., BASED IN LINCOLN, NEBRASKA, DESIGNS AND MANUFACTURES SPECIALIZED SCRAMBLING AND ENCRYPTION DEVICES WHICH PREVENT UNAUTHORIZED INTERCEPTION OF SENSITIVE VOICE AND DATA COMMUNICATIONS FOR BOTH ANALOG AND DIGITAL TRANSMISSIONS. TRANSCRYPT HAS RECENTLY LAUNCHED A NEW LINE OF DIGITAL APCO 25 RADIOS FOR PUBLIC SAFETY USE THAT ARE ALSO COMPATIBLE WITH EXISTING ANALOG SYSTEMS. TRANSCRYPT PROVIDES LAND MOBILE RADIO, TELEPHONY (INCLUDING CELLULAR AND WIRELESS TELEPHONE) AND DATA SECURITY PRODUCTS TO GOVERNMENT AGENCIES AND CORPORATIONS, WITH CUSTOMERS IN 108 COUNTRIES.

The subject of this press release includes forward looking statements concerning a possible transaction. The forward looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are many factors that could cause the events in such forward looking statements not to occur, including the inability of the parties to negotiate a final agreement or obtain the necessary regulatory or shareholder approvals and those factors discussed under "Summary of Business Considerations and Certain Factors That May Affect Future Results of Operations And/Or Stock Price" contained in the Company's Annual Report on 10-K for the year ended December 31, 1996 filed with the Securities and Exchange Commission.